Exhibit 4.1

ELEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED

REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

THIS ELEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT, dated as of August 10, 2026 (this “Amendment”), relating to the Credit Agreement referenced below, is by and among PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (the “Borrower”), and PNC Bank, National Association, a national banking association, as agent (in such capacity, the “Agent”) and the lender (in such capacity, the “Lender”). Terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

W I T N E S S E T H

WHEREAS, a credit facility has been extended to the Borrower pursuant to the terms of that certain Second Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of May 8, 2020 (as amended and modified from time to time, the “Credit Agreement”) among the Borrower, each Lender identified therein, and the Agent, and;

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement; and

WHEREAS, the Agent and each Lender have agreed to the requested modifications on the terms and conditions set forth herein;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments. The Credit Agreement is hereby amended:

(a)	To delete Section 7.6 appearing therein in its entirety and to substitute the following new Section 7.6 in lieu thereof to read in its entirety as follows:

“7.6 Capital Expenditures.

For each fiscal year during which a Trigger Date has occurred, contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount in excess of $6,000,000.”

(b)	To delete Section 13.1 appearing therein in its entirety and to substitute the following new Section 13.1 in lieu thereof to read in its entirety as follows:

“13.1 Term.

This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until May 15, 2030 (the ‘Term’) unless sooner terminated as herein provided. Borrower may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations. In the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrower shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (x) one quarter of one percent (0.25%) of the Maximum Loan Amount if the Early Termination Date occurs on or prior to May 15, 2027 and (y) zero percent (0.00%) if the Early Termination Date occurs thereafter.”

2. Conditions Precedent. This Amendment shall be effective as of the date hereof upon satisfaction of the following conditions:

(a) the execution of this Amendment by the Borrower and PNC Bank, National Association as the Agent and Lender; and

(b) receipt by the Agent of an amendment fee of $12,500.

3. Representations and Warranties. The Borrower hereby represents and warrants in connection herewith that as of the date hereof (after giving effect hereto) (i) the representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects (except those which expressly relate to an earlier date), and (ii) no Default or Event of Default has occurred and is continuing under the Credit Agreement.

4. Acknowledgments, Affirmations and Agreements. The Borrower (i) acknowledges and consents to all of the terms and conditions of this Amendment and (ii) affirms all of its obligations under the Credit Agreement and the Other Documents.

5. Credit Agreement. Except as expressly modified hereby, all of the terms and provisions of the Credit Agreement remain in full force and effect.

6. Expenses. The Borrower agrees to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of the Agent’s legal counsel.

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

8. Governing Law. This Amendment shall be deemed to be a contract under, and shall for all purposes be construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	PERMA-FIX ENVIRONMENTAL SERVICES, INC.

	By:	/s/ Ben Naccarato
	Name:	Ben Naccarato
	Title:	CFO

AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ James Belanger
	Name:	James Belanger
	Title:	Senior Vice President

Eleventh Amendment to Second Amended and Restated Revolving Credit,

Term Loan and Security Agreement (Perma-Fix Environmental Services, Inc.)